EXHIBIT 12.1

MARKET HUB PARTNERS STORAGE, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                           1994      1995     1996      1997      1998
                                                         -------    ------   ------   -------   -------
Fixed Charges as defined:

         (1) Interest on long-term debt ..............   $   925    $2,246   $2,934   $ 4,752   $ 8,951

         (2) One-third rent expense ..................         1        13       21        43        58
                                                         -------    ------   ------   -------   -------
         (3) Total fixed charges .....................   $   926    $2,259   $2,955   $ 4,795   $ 9,009
                                                         =======    ======   ======   =======   =======
Earnings as defined:

         (4) Earnings (loss) before extraordinary item   $ 1,110    $1,170   $6,010   $10,049   $13,019

         (5) Total fixed charges .....................       926     2,259    2,955     4,795     9,009
                                                         -------    ------   ------   -------   -------
         (6) Earnings (loss) before extraordinary
               item and fixed charges ................   $ 2,036    $3,429   $8,965   $14,844   $22,028
                                                         =======    ======   ======   =======   =======
Ratio of Earnings to Fixed Charges
   (line 6 divided by line 3) ........................       2.2       1.5      3.0       3.1       2.4
                                                         =======    ======   ======   =======   =======
Coverage Deficiency ..................................   $  --      $ --     $ --     $  --     $  --
                                                         -------    ------   ------   -------   -------